Exhibit 5.1

Bennett Jones LLP 2500 Park Place 666 Burrard Street Vancouver, British Columbia, V6C 2X8 Canada T: 604.891.7500 F: 604.891.5100

November 15, 2024

First Majestic Silver Corp.

1800 – 925 West Georgia St.

Vancouver BC| V6C 3L2

Canada

Dear Sirs/Mesdames:

We have acted as Canadian counsel to First Majestic Silver Corp. (the “Corporation”), a British Columbia corporation, in connection with the proposed merger (the “Merger”) of Ocelot Transaction Corporation, a Delaware corporation (“Merger Sub”), with and into Gatos Silver, Inc., a Delaware corporation (“Gatos”), pursuant to the agreement and plan of merger (the “Merger Agreement”) dated September 5, 2024, between Gatos, the Corporation and Merger Sub and in connection with the preparation and filing by the Corporation of a Registration Statement on Form F-4 (the “Registration Statement”), which includes the proxy statement of Gatos and prospectus of the Corporation, with the U.S. Securities Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder. The Registration Statement relates to, among other things, the registration of the common shares of the Corporation (the “Shares”) proposed to be issued as consideration to holders of shares of common stock of Gatos in the Merger. This opinion is being delivered in connection with the Registration Statement, in which this opinion appears as an exhibit.

In connection with this opinion, we have considered such questions of law as we have considered necessary to enable us to express the opinion set forth herein and we have examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary or relevant for the purposes of this opinion. We have also examined the Registration Statement and the Merger Agreement.

We express no opinion as to matters of fact. As to various questions of fact material to our opinions we have relied upon a certificate of an officer of the Corporation. For the purposes of this opinion and in our examination, we have assumed the following: (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, the completeness and conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies, (iii) all documents submitted to us have been executed in the form reviewed by us, and have not been amended or modified since the dates on which they were submitted to us, whether by written or oral agreement or by conduct of the parties thereto, or otherwise, (iv) the legal capacity of all individuals, and (v) the completeness, truth and accuracy of all facts set forth in the certificate of an officer of the Corporation provided to us.

We have not undertaken any independent investigations to verify the accuracy or completeness of any of these assumptions.

We are solicitors qualified to practice law in the Province of British Columbia and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein, in each case, as in effect on the date hereof. We have not made any investigation of the laws of any other jurisdiction and do not express or imply any opinion thereon.

Based on and relying upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that, the Shares to be issued upon consummation of the Merger are validly authorized and, when the Shares have been issued and delivered in accordance with the terms and conditions of the Merger Agreement (following approval of such issuance by the requisite vote of the shareholders of the Corporation) the Shares will be outstanding as legally issued, fully paid and non-assessable common shares of the Corporation.

The opinion expressed herein is given as at the date hereof and is based upon, and subject to, legislation and regulations in effect as of the date hereof. We specifically disclaim any obligation, and make no undertaking, to supplement or update our opinion herein, as changes in the law occur and facts come to our attention that could affect such opinion, or otherwise advise any person of any change in law or fact which may come to our attention after the date hereof.

This opinion relates exclusively to the transactions contemplated by the Merger Agreement and is for the sole use and benefit of the persons to whom it is addressed. Our opinion is expressly limited to the above and we express no opinion as to any other matter relating to the Corporation, Merger Sub, Gatos, the Registration Statement, the Shares or otherwise. Accordingly, this opinion or any copy hereof, may not be disclosed to, or relied upon, by any other person or used in connection with any other transaction or for any other purpose, nor may our opinion be quoted in whole or in part or otherwise referred to, without our express prior written consent.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the proxy statement/prospectus which is a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours truly,

/s/ Bennett Jones LLP

BENNETT JONES LLP